UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

PATHMARK STORES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

This filing consists of an “Administrative Associate Q&A” distributed to Pathmark vice presidents and a “Store Associate Q&A” distributed to Pathmark store managers.

Administrative Associate Q&A

Pathmark announced today that it has agreed to be acquired by The Great Atlantic & Pacific Tea Company (“A&P”). As previously reported, A&P has agreed to pay $9.00 in cash and 0.12963 shares of A&P common stock for each outstanding share of Pathmark common stock in a merger transaction valued at approximately $1.3 billion. Pathmark has prepared this Q&A to answer certain questions regarding the previously announced merger.

1.	What is the approximate timetable for the transaction?

The transaction is subject to a number of conditions, including approval by the shareholders of both companies and review by the Federal Trade Commission or the Antitrust Division of the Department of Justice in connection with antitrust approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The parties believe the deal will close during the second half of A&P’s 2007 fiscal year. If and when the transaction closes, A&P estimates that it will take approximately six months to integrate the two companies.

2.	What are the parties’ plans for Pathmark’s Milik Street office?

Until the closing of the transaction, Pathmark will continue to operate from the Milik Street office. A&P has indicated that after closing and after the integration is complete, the Milik Street office will most likely be closed.

3.	Will there be job opportunities with A&P?

A&P has indicated that it will be offering positions to some administrative associates after the closing of the transaction, but the specifics have not been determined. All positions with A&P are likely to be in its Montvale, New Jersey or Patterson, New Jersey offices.

4.	What will happen to our pay and benefits?

Until the closing of the transaction, you will continue to receive your current pay and benefits under Pathmark’s existing policies. In addition, A&P has agreed to provide, pursuant to A&P’s arrangements or plans, aggregate pay and benefits (excluding equity-based plans) that are no less favorable for continuing administrative associates than those currently in effect for at least 12 months after the closing of the transaction.

5.	Are our jobs at risk today?

No. Until the closing of the transaction, it is business as usual. All Pathmark administrative associates should work together to continue to provide excellent service, quality products and selection to our customers, and to continue to accomplish the goals we have set for ourselves.

6.	If I am terminated after the transaction closes and the integration of the Milik Street office is complete, will I be eligible for severance pay?

Yes. If the transaction closes and any administrative associates are terminated, they will be eligible for severance pay pursuant to Pathmark’s existing severance policy.

7.	Will the Pathmark name continue to exist?

Yes. The Pathmark name has strong consumer recognition, which A&P has recognized. A&P has indicated that it plans to use the Pathmark name in many of the Pathmark stores that it acquires in the transaction.

8.	Who will be in charge of the combined company?

The current Pathmark management team will continue to run the company in the same improvement-focused manner that it has in the past until the transaction closes. Post-closing, Christian Haub, A&P’s Executive Chairman, and Eric Claus, A&P’s CEO, will head the management team of the combined company.

9.	What will happen to any stock options or restricted stock units I may have?

Pursuant to the terms of the merger agreement, all of your unvested equity will vest immediately prior to the closing of the transaction. Restricted stock units will be cashed out for a payment based on the closing price of Pathmark common stock on the day before closing. Stock options issued before June 9, 2005 will be treated as follows:

i.

Holders of in-the-money options who consent to being cashed out will have their options exchanged for a cash payment equal to the excess of the closing price of Pathmark common stock on the day before the closing of the transaction over the option’s exercise price (net of applicable withholding taxes).

ii.	All other options will be converted into A&P options at a ratio of the closing price of Pathmark common stock on the day before the closing of the transaction to $27.
10.	What about the incentive programs?

The transaction will not affect payments under the 2006 Incentive Program. The targets for the 2007 Incentive Programs have been approved by the Compensation Committee of the Board and will be communicated to you shortly.

11.	When will we know more?

Events will unfold on an ongoing basis, and we will keep you updated through periodic communications.

Additional Information About the Merger and Where to Find It

In connection with the proposed merger, A&P and Pathmark intend to file relevant materials with the Securities and Exchange Commission, including a joint proxy statement/prospectus.  INVESTORS ARE URGED TO READ THESE MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT A&P, PATHMARK AND THE MERGER.  The joint proxy statement/prospectus and other relevant materials (when they become available) and any other documents filed by A&P or Pathmark with the SEC may be obtained free of charge at the SEC’s website at http://www.sec.gov.  In addition, investors may obtain free copies of the documents filed with the SEC (i) by contacting A&P’s Investor Relations at (201) 571-4537, at Box 418, 2 Paragon Drive, Montvale, NJ 07645, or by accessing A&P’s investor relations website; or (ii) by contacting Pathmark’s Investor Relations at (732) 499-3000, at 200 Milik Street, Carteret, New Jersey 07008, or by accessing Pathmark’s investor relations website.  Investors are urged to read the joint proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the merger.

A&P, Pathmark and their respective executive officers and directors may be deemed to be participating in the solicitation of proxies in connection with the merger.  Information about the executive officers and directors of A&P and the number of shares of A&P’s common stock beneficially owned by such persons is set forth in the proxy statement for A&P’s 2006 Annual Meeting of Stockholders which was filed with the SEC on May 25, 2006. Information about the executive officers and directors of Pathmark and the number of shares of Pathmark’s common stock beneficially owned by such persons is set forth in the proxy statement for Pathmark’s 2006 Annual Meeting of Stockholders which was filed with the SEC on May 8, 2006.  Investors may obtain additional information regarding the direct and indirect interests of A&P, Pathmark and their respective executive officers and directors in the merger by reading the joint proxy statement/prospectus regarding the merger when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Store Associate Q&A

Pathmark announced today that it has agreed to be acquired by The Great Atlantic & Pacific Tea Company (“A&P”). As previously reported, A&P has agreed to pay $9.00 in cash and 0.12963 shares of A&P common stock for each outstanding share of Pathmark common stock in a merger transaction valued at approximately $1.3 billion. Pathmark has prepared this Q&A to answer certain questions regarding the previously announced merger.

1.	What is the approximate timetable for the transaction?

The transaction is subject to a number of conditions, including approval by the shareholders of both companies and review by the Federal Trade Commission or the Antitrust Division of the Department of Justice in connection with antitrust approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The parties believe the deal will close during the second half of A&P’s 2007 fiscal year. If and when the transaction closes, A&P estimates that it will take approximately six months to integrate the two companies.

2.	Will the Pathmark name continue to exist?

Yes. The Pathmark name has strong consumer recognition, which A&P has recognized. A&P has indicated that it plans to use the Pathmark name in many of the Pathmark stores that it acquires in the transaction.

3.	Will my pay or benefits be impacted? Will store associates be transferred to A&P stores?

For union associates —Your employment, including pay and benefits, is governed by a collective bargaining agreement that will not be affected by the transaction.

For management associates — Until closing of the transaction, you will continue to receive your current pay and benefits under Pathmark’s existing policies. A&P has indicated that after the transaction closes, transfers between Pathmark and A&P stores may be used to enhance development and maximize career opportunities. In addition, A&P has agreed to provide, pursuant to A&P’s arrangements or plans, aggregate pay and benefits (excluding equity-based plans) that are no less favorable for continuing management associates than those currently in effect for at least 12 months after the closing of the transaction.

4.	Who will be in charge of the combined company?

The current Pathmark management team will continue to run the company in the same improvement-focused manner that it has in the past until the transaction closes. Post-closing, Christian Haub, A&P’s Executive Chairman, and Eric Claus, A&P’s CEO, will head the management team of the combined company.

5.	What are the parties’ plans for the Milik Street office?

Until the closing of the transaction, Pathmark will continue to operate from the Milik Street office. A&P has indicated that after closing and after the integration is complete, the Milik Street office will most likely be closed.

6.	When will we know more?

Events will unfold on an ongoing basis, and we will keep you updated through periodic communications.

Additional Information About the Merger and Where to Find It

In connection with the proposed merger, A&P and Pathmark intend to file relevant materials with the Securities and Exchange Commission, including a joint proxy statement/prospectus.  INVESTORS ARE URGED TO READ THESE MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT A&P, PATHMARK AND THE MERGER.  The joint proxy statement/prospectus and other relevant materials (when they become available) and any other documents filed by A&P or Pathmark with the SEC may be obtained free of charge at the SEC’s website at http://www.sec.gov.  In addition, investors may obtain free copies of the documents filed with the SEC (i) by contacting A&P’s Investor Relations at (201) 571-4537, at Box 418, 2 Paragon Drive, Montvale, NJ 07645, or by accessing A&P’s investor relations website; or (ii) by contacting Pathmark’s Investor Relations at (732) 499-3000, at 200 Milik Street, Carteret, New Jersey 07008, or by accessing Pathmark’s investor relations website.  Investors are urged to read the joint proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the merger.

A&P, Pathmark and their respective executive officers and directors may be deemed to be participating in the solicitation of proxies in connection with the merger.  Information about the executive officers and directors of A&P and the number of shares of A&P’s common stock beneficially owned by such persons is set forth in the proxy statement for A&P’s 2006 Annual Meeting of Stockholders which was filed with the SEC on May 25, 2006. Information about the executive officers and directors of Pathmark and the number of shares of Pathmark’s common stock beneficially owned by such persons is set forth in the proxy statement for Pathmark’s 2006 Annual Meeting of Stockholders which was filed with the SEC on May 8, 2006.  Investors may obtain additional information regarding the direct and indirect interests of A&P, Pathmark and their respective executive officers and directors in the merger by reading the joint proxy statement/prospectus regarding the merger when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.